Exhibit 10.12

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT made effective the 1st day of February, 2022 (the “Effective Date”)

BETWEEN:

1284670 B.C. Ltd

a corporation existing under the laws of the Province of British
Columbia, having an office at Suite 1570 – 505 Burrard Street,

Vancouver, British Columbia V7X 1M5

(the “Corporation”)

-and-

Robert Kang

an individual resident in the Province of British Columbia
(the “Executive”)

(each a “Party” and collectively the “Parties”)

RECITALS:

WHEREAS the Corporation wishes to retain the services of the Executive in the capacity of Chief Financial Officer of the Corporation and the Executive wishes to provide such services, upon the terms and conditions contained in this Agreement;

AND WHEREAS the Corporation and the Executive have agreed that this Agreement is the formal written executive employment agreement to govern the Executive’s employment with the Corporation from the date first written above;

NOW THEREFORE in consideration of the provision of services by the Executive to the Corporation, the employment of the Executive by the Corporation, the mutual premises set forth herein and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the Parties agree as follows:

ARTICLE 1: SERVICES

1.1	Duties and Responsibilities

The Corporation hereby agrees to employ the Executive to provide services in the capacity of Chief Financial Officer and the Executive agrees to be so retained and to provide the services on the terms and conditions set forth in this Agreement.

The Executive shall faithfully, honestly and diligently serve the Corporation, cooperate with the Corporation and utilize professional skills and care to ensure that all services rendered hereunder are to the satisfaction of the board of directors of the Corporation (the “Board”), acting reasonably, and shall provide any other services not specifically mentioned herein, but which by reason of his capability he knows or ought to know to be necessary to ensure that the best interests of the Corporation are maintained.

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The Executive shall perform such duties as may from time to time be assigned to him by the Board and as may be consistent with his position, and may exercise such powers as may be vested to him in such position.

1.2	Term

This Agreement shall commence on the Effective Date and continue on a month-to-month basis, until terminated pursuant to Section 3.1 (the “Term”).

ARTICLE 2: COMPENSATION, BENEFITS AND EXPENSES

2.1	Base Salary

In consideration of the services to be provided by the Executive to the Corporation, the Corporation shall pay to the Executive a monthly salary of $4,000 (the “Base Salary”) plus GST. All payments to be made pursuant to this Section 2.1 shall be subject to any deductions and withholdings required by law.

2.2	Stock Options

The Executive shall be entitled to participate in the Corporation’s stock option plan provided that such participation shall be in accordance with and subject to all applicable terms and conditions of the stock option plan.

2.3	Benefits

The Executive shall be entitled to participate in the Corporation’s benefit program, medical, dental and other health care benefits plans and policies, as well as its life insurance and long-term disability plans and policies, that are available to employees of the Corporation from time to time, subject always to the terms and conditions of the respective plans and policies.

2.4	Expenses

The Corporation shall reimburse the Executive for all reasonable costs incurred by the Executive in providing the services in accordance with the Corporation’s travel and expense policy.

ARTICLE 3: TERMINATION

3.1	Termination

This Agreement may be terminated in any of the following circumstances:

(a)	Termination by Executive Without Cause: In the event the Executive wishes to terminate this Agreement prior to the expiry of the Term, the Executive will give a minimum of thirty (30) days’ advance written notice to the Corporation. The Executive will not be entitled to receive any compensation whatsoever other than that which has accrued up to the Executive’s last day of active service to the Corporation. The Corporation may elect to waive the notice given by the Executive provided that the Corporation shall provide the Executive with remuneration it would have received during the period of notice so waived, to a maximum of thirty (30) days.

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(b)	Just Cause: The Corporation shall be entitled to terminate this Agreement at any time, without notice or pay in lieu of notice, for Just Cause. For the purpose of this Agreement “Just Cause” shall mean any conduct that would constitute just cause for termination of the Executive’s employment without reasonable notice at common law, including but not limited to: (i) any dishonesty, misconduct, self- dealing, misuse of any corporate opportunity, conviction at any time of an indictable offence, embezzlement, theft, fraud or misappropriation of funds; (ii) the disclosure of confidential information of the Corporation or other breach of duties contrary to Section 4.1 or the common law; or (iii) the material failure of the Executive to perform or observe any of the terms or provisions of this Agreement.

(c)	Termination by the Corporation Without Cause: The Corporation shall provide the Executive with a minimum of thirty (30) days’ advance written notice of the termination without cause.

The Corporation agrees that the Executive’s right to receive such payments shall not be subject to any obligation to mitigate, nor affected by any actual mitigation. The Executive understands and agrees that other than the aforementioned notice or payments, it shall not be entitled to any other claim or compensation, damages, payment in lieu of notice, further notice of termination, or any other damages whatsoever, whether arising out of this Agreement of the termination of this Agreement.

ARTICLE 4: CONFIDENTIALITY, INTELLECTUAL PROPERTY AND CONFLICTS

4.1	Confidentiality

The Executive recognizes and understands that in performing the duties and responsibilities as outlined in this Agreement, the Executive will occupy a position of high fiduciary trust and confidence, pursuant to which they have developed and will develop and acquire wide experience and knowledge with respect to all aspects of the services and businesses carried on by the Corporation and the manner in which such businesses are conducted. It is the expressed intent and agreement of the Executive and of the Corporation that such knowledge and experience shall be used solely and exclusively in the furtherance of the business interests of the Corporation and not in any manner detrimental to them. The Executive agrees that confidential information may only be used in carrying out the services to the Corporation and may not be disclosed, directly or indirectly, in whole or in part to any third parties during the Term or after its termination without the prior written consent of the Corporation.

4.2	Corporation’s Property

Upon the termination of this Agreement for any reason, the Executive will deliver to the Corporation any and all property belonging to the Corporation, including, without limitation, any devices, records, data, notes, reports, proposals, client lists, correspondence, materials, equipment or other documents or property, and any copies or reproductions thereof, which may have come into the Executive’s possession. The Executive agrees that such property shall remain the sole property of the Corporation.

4.3	Intellectual Property

The Executive acknowledges and agrees that all right and title to and interest in any work products of the Executive including, without limitation, any technical developments, inventions, tools, equipment, creations, computer programs, system designs, design, documentation, reports, documents, records, code, data, drawings, graphic designs, logos, backups and works in progress, developed by or originating with the Executive, either alone or in conjunction with other employees or individuals working for the Corporation or its clients (the “Work Products”) shall vest in and shall be the property of either the Corporation or the client, as determined and directed by the Corporation.

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The Corporation shall have the sole and exclusive right to determine whether the Work Products are capable of protection under intellectual property rights laws of any country (including laws respecting patents and copyright, for example) and, in all such cases where the Corporation determines to seek such protection, the Executive shall give full co-operation to the Corporation, including, without limiting the generality of the foregoing, executing any and all such documentation as may be required.

4.4	Injunctive Relief

The Executive agrees that Article 4 relates to special, unique and extraordinary matters and that a violation of any of such covenants or obligations may cause the Corporation injury; and therefore, that upon any such breach of any such covenant or obligation, or any threat thereof, the Corporation is entitled to both temporary and permanent injunctive relief. The right of the Corporation to injunctive relief is in addition to any and all other remedies available to it and will not prevent it from pursuing, either consecutively or concurrently, any and all other legal or equitable remedies available to it including the recovery of monetary damages.

ARTICLE 5: INDEMNITY AND INSURANCE

5.1	Indemnity

The Corporation agrees to protect and indemnify the Executive against all costs, charges, and expenses including and amount paid to settle any action or satisfy a judgment reasonably incurred by the Executive in respect of any civil, criminal, or administrative action or proceeding to which he is made a party by reason of being or having been an officer of the Corporation, provided that the Executive has acted honestly and in good faith with a view to the best interests of the Corporation to the maximum extent permitted by the Business Corporations Act (Alberta) (and for certainty without fraud, negligence or willful misconduct).

The Corporation further agrees, both during and after the Term, to use its reasonable best efforts to obtain any approval or approval necessary to such indemnification and to co-operate with the Executive and to provide the Executive with access to any evidence which the Corporation may have or control which would enable the Executive to make an application or obtain any approval or approvals necessary for such indemnification.

5.2	Insurance

The Corporation agrees that it shall maintain a policy of insurance with respect to liability relating to its directors and officers and the Corporation shall include the Executive as an insured party under such policy.

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ARTICLE 6: NOTICES

6.1	Method

All notices, including requests, demands or other communications required or permitted under the provisions of this Agreement to be given by one Party to the other shall be in writing and shall be deemed to be properly given only if personally delivered or mailed by prepaid registered mail or sent by facsimile or similar form of communication:

(a)	To the Executive at:

1697 West 64th Ave, Vancouver, BC V6P 2P2 Attention: Robert Kang robkang@telus.net

(b)	To the Corporation at:

1570 – 505 Burrard Street Vancouver, BC V7X 1M5 Attention: Ken Lyons, Director Email: ken@midori-bio.com or to such other address in Canada of which either Party may from time to time notify the other.

6.2	Receipt

Any notices personally delivered or delivered by facsimile shall be deemed to have been given immediately upon delivery and notices mailed by prepaid single registered mail shall be deemed to have been given three (3) days after posting.

6.3	Disruption

In the event of disruption or threatened disruption of regular mail service, all notices shall be deemed to have been properly given only if personally delivered or delivered by facsimile.

ARTICLE 7: GENERAL

7.1	Further Acts

Each of the Parties shall, at the request and expense of the other Party, execute and deliver any further documents and do all acts and things as may reasonably be required to carry out the true intent and meaning of this Agreement.

7.2	Arbitration

In the event there is any dispute between the Parties on any matter not specifically covered by this Agreement, or any dispute concerning the interpretation, meaning or application of the provisions of this Agreement, such dispute shall be submitted to and shall be settled by arbitration. The arbitration shall be conducted by a single arbitrator, mutually agreed upon by the Parties. If the Parties are unable to agree upon an arbitrator, the arbitration shall be conducted by a single arbitrator appointed by a Justice of the Court of Queen’s Bench of Alberta upon the application of either of the Parties to the dispute. The decision of the arbitrator shall be final and binding upon all of the Parties and there shall be no appeal therefrom. The arbitration shall be conducted in accordance with the provisions of the Arbitration Act (Alberta) as amended from time to time.

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7.3	Headings

Headings contained in this Agreement are inserted for purposes of convenience only and are in no way to be construed as part of this Agreement or as a limitation of the scope of the provisions to which they refer.

7.4	Proper Law

This Agreement shall be construed in accordance with and governed by the laws of the Province of British Columbia. Any proceedings in respect of this Agreement shall be brought and carried out in the Judicial District of the Province of British Columbia, Canada, and the parties hereby attorn irrevocably to the exclusive jurisdiction of such courts.

7.5	Amendment

This Agreement may be amended only by an instrument in writing signed by both Parties.

7.6	Non-Waiver

Failure of any Party to at any time require performance by any other Party of any provision of this Agreement shall not be deemed to be a waiver of that provision or a waiver of any subsequent default in the performance of any provision of this Agreement and shall not constitute or be construed as varying the terms of this Agreement

7.7	Counterparts

The Parties agree that this Agreement may be signed in counterparts, which taken together form one agreement. Signatures provided by facsimile or other electronic methods are equivalent to original signatures.

7.8	Assignment and Enurement

This Agreement shall enure to the benefit of and be binding upon the Parties and their successors and permitted assigns. Rights which accrue to the Corporation shall be assignable to its successors or assignees. The rights of the Executive under this Agreement shall not be assignable or transferable in any way without written consent of the Corporation.

7.9	Entire Agreement

This Agreement constitutes the entire contract between the Executive and the Corporation and no agreement, understanding, representation or warranty, either express or implied, other than as contained herein, shall in any way change, vary, alter, add to or modify the terms hereof. This Agreement supersedes all prior agreements, understandings, negotiations, whether oral or written, of the Parties. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into this Agreement.

7.10	Independent Legal Advice

The Executive acknowledges that he has been advised and afforded an opportunity to obtain independent legal advice with respect to this Agreement and have obtained independent legal advice or have expressly determined not to seek such advice. The Executive further acknowledges entering into this Agreement with full knowledge of the contents, nature and consequences of this Agreement.

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IN WITNESS WHEREOF this Agreement has been executed by the Parties hereto on the date first above written.

/s/ Robert Kang
Robert Kang

1284670 B.C. Ltd.

Per:	/s/ Ken Lyons
Name:	Ken Lyons
Title:	CEO and Director

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